Exhibit 99.1

                                                                  EXECUTION COPY

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                          SECURITIES PURCHASE AGREEMENT

                                  by and among

                           JEWELCOR MANAGEMENT, INC.,

                                SEYMOUR HOLTZMAN,

                         BARINGTON CAPITAL GROUP, L.P.,

                              JAMES A. MITAROTONDA

                                       and

                             RAMIUS SECURITIES, LLC

                            Dated as of May 13, 2004

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                                TABLE OF CONTENTS

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                                    ARTICLE 1

                                   DEFINITIONS

Section 1.1.  Definitions .................................................    1

                                    ARTICLE 2

                                PURCHASE AND SALE

Section 2.1.  Purchase and Sale of the LQ Shares and DynaBazaar Shares ....    5
Section 2.2.  Purchase and Sale of the MM Shares ..........................    5
Section 2.3.  Closing .....................................................    6
Section 2.4.  Closing Deliveries by JMI ...................................    6
Section 2.5.  Closing Deliveries by Barington .............................    6
Section 2.6.  Closing Deliveries by Ramius ................................    7
Section 2.7.  Adjustment upon Change in Capitalization or Merger ..........    7

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 3.1.  Organization, Authority and Qualification ...................    8
Section 3.2.  No Conflict .................................................    8
Section 3.3.  Valid Issuance; Ownership of the Securities .................    9
Section 3.4.  Absence of Litigation .......................................    9
Section 3.5.  Brokers .....................................................    9
Section 3.6.  Investment Representations ..................................   10
Section 3.7.  Prospects, Plans or Proposals ...............................   11

                                    ARTICLE 4

                              ADDITIONAL AGREEMENTS

Section 4.1.  No Disposition or Encumbrance of the Securities .............   11
Section 4.2.  Notification of Certain Matters .............................   12
Section 4.3.  Further Action; Commercially Reasonable Efforts .............   12
Section 4.4.  Public Announcements ........................................   12
Section 4.5.  Investors' Rights Agreement .................................   13
Section 4.6.  Register ....................................................   13
Section 4.7.  Standstill ..................................................   13
Section 4.8.  Mutual Release ..............................................   14
Section 4.9.  Certain Options, etc ........................................   15
Section 4.10. Certain Barington Fees ......................................   16
Section 4.11. Administrative Fees; Etc ....................................   16


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                                TABLE OF CONTENTS
                                   (continued)

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Section 4.12. Non-Disparagement ...........................................   16

                                    ARTICLE 5

                              CONDITIONS TO CLOSING

Section 5.1.  Conditions to Obligations of each Party .....................   17
Section 5.2.  Conditions to Obligations of JMI and Holtzman ...............   17
Section 5.3.  Conditions to Obligations of Barington, Mitarotonda
              and Ramius ..................................................   18

                                    ARTICLE 6

                             TERMINATION AND WAIVER

Section 6.1.  Termination .................................................   18
Section 6.2.  Effect Of Termination .......................................   19
Section 6.3.  Waiver ......................................................   19

                                    ARTICLE 7

                                 INDEMNIFICATION

Section 7.1.  Indemnification by JMI ......................................   19
Section 7.2.  Indemnification by Barington and Ramius .....................   20
Section 7.3.  Notice and Payment of Losses ................................   20
Section 7.4.  Defense of Third-Party Claims ...............................   20
Section 7.5.  Survival of Representations and Warranties ..................   21
Section 7.6.  Exclusive Remedy ............................................   21

                                    ARTICLE 8

                               GENERAL PROVISIONS

Section 8.1.  Expenses ....................................................   21
Section 8.2.  Notices .....................................................   22
Section 8.3.  Headings ....................................................   23
Section 8.4.  Severability ................................................   23
Section 8.5.  Entire Agreement ............................................   23
Section 8.6.  Assignment ..................................................   23
Section 8.7.  Parties In Interest .........................................   23
Section 8.8.  Governing Law ...............................................   23
Section 8.9.  Waiver Of Jury Trial ........................................   24
Section 8.10. Counterparts ................................................   24
Section 8.11. Specific Performance ........................................   24


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                                TABLE OF CONTENTS
                                   (continued)

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Section 8.12. Further Assurances ..........................................   24
Section 8.13. Amendments; Waiver ..........................................   24


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

      SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of May 13, 2004 ("Agreement Date"), by and among Jewelcor Management, Inc., a Nevada corporation ("JMI"), Seymour Holtzman ("Holtzman, and together with JMI and their respective Affiliates (as such term is hereinafter defined), the "JMI Group"), Barington Capital Group, L.P., a New York limited partnership ("Barington"), James A. Mitarotonda ("Mitarotonda, and together with Barington and their respective Affiliates, the "Barington Group") and Ramius Securities, LLC , a Delaware limited liability company ("Ramius," and together with its Affiliates, the "Ramius Group").

                                    RECITALS:

      The JMI Group desires to sell to Barington and Ramius, and Barington and Ramius desire to purchase and acquire, (i) 475,500 shares of common stock, par value $0.001 per share, of LQ Corporation, Inc., a Delaware corporation ("LQ"), as set forth on Schedule 2.1A (such shares are referred to herein as the "LQ Shares"), (ii) 631,390 shares of common stock, par value $0.001 per share, of DynaBazaar, Inc., a Delaware corporation ("DynaBazaar"), as set forth on
Schedule 2 (such shares are referred to herein as the "DynaBazaar Shares"), and
(iii) 326,360 shares of common stock, par value $0.0001 per share, of Register.com, Inc. a Delaware corporation ("Register"), as set forth on Schedule 2.1B (such shares are referred to herein as the "Register Shares").

      The Barington Group and the Ramius Group desire to sell to JMI, and JMI desires to purchase and acquire, 151,668 shares of common stock, par value $0.01 per share, of MM Companies, Inc. (the "MM Common Stock"), a Delaware corporation ("MM"), as set forth on Schedule 2.2(a) (such shares, together with the shares of MM common stock transferred to JMI pursuant to the next succeeding paragraph, are referred to herein as the "MM Shares").

      The Barington Group and the JMI Group desire to cause BCG Strategic Investors, LLC, a Delaware limited liability company ("BCG"), (i) to redeem all of the JMI Group's interest in BCG (which is held by its wholly-owned subsidiary, dot com Investment Corporation) in exchange for one-half of the MM Shares owned by BCG, or 604,933 MM shares, and (ii) to sell the remaining MM Shares owned by BCG, or 604,933 MM shares, to JMI on the same terms and conditions upon which the members of the Barington Group are selling MM Shares to JMI.

      The Parties to this Agreement desire to enter into certain other agreements, all set forth herein, concerning their ownership of securities of LQ, MM, DynaBazaar, Register and certain related matters upon the terms and subject to the conditions as set forth herein.

      Accordingly, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

      Section 1.1. Definitions. For purposes of this Agreement:

      "Affiliate" means, with respect to any person, any person or entity which is controlling, controlled by, or under common control with, directly or indirectly through any person or entity, the person referred to, and, if the person referred to is a natural person, any member of such person's immediate family residing in such person's household. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

      "Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity.

      "Agreement" has the meaning set forth in the preamble hereto, as such agreement may be amended, amended and restated and/or supplemented from time to time in accordance with its terms.

      "Agreement Date" has the meaning set forth in the preamble to this Agreement.

      "Associate" has the meaning set forth in Rule 12b-2 under the Securities Exchange Act.

      "Barington" has the meaning set forth in the preamble to this Agreement.

      "Barington Bank Account" means a bank account to be designated by Barington in a written notice to JMI at least two Business Days before the Closing.

      "Barington Group" has the meaning set forth in the preamble to this Agreement.

      "BCG" has the meaning set forth in the recitals to this Agreement.

      "BCG Bank Account" means a bank account to be designated by BCG in a written notice to JMI at least two Business Days before the Closing.

      "Barington Bank Account" means a bank account to be designated by Barington in a written notice to JMI at least two Business Days before the Closing.

      "B-R Party" has the meaning set forth in Section 7.1.

      "Business Day" means any day on which banks are not required or authorized to close in New York, New York.

      "Closing" has the meaning set forth in Section 2.3.

      "Closing Date" has the meaning set forth in Section 2.3.

      "DynaBazaar" has the meaning set forth in the recitals to this Agreement.

      "DynaBazaar Purchase Price" has the meaning set forth in Section 2.3.

      "DynaBazaar Shares" has the meaning set forth in the recitals to this Agreement.


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      "Governmental Entity" means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Holtzman" has the meaning set forth in the preamble to this Agreement.

      "Indemnifying Party" has the meaning set forth in Section 7.3.

      "Injured Party" has the meaning set forth in Section 7.3.

      "Investors' Rights Agreement" has the meaning set forth in Section 4.5.

      "JMI" has the meaning set forth in the preamble to this Agreement.

      "JMI Bank Account" means a bank account designated by JMI in a written notice to Barington and Ramius at least two Business Days before the Closing.

      "JMI Group" has the meaning set forth in the preamble to this Agreement.

      "JMI Party" has the meaning set forth in Section 7.2.

      "Law" means any United States federal, state, local or foreign law, statute, regulation, ordinance, order, judgment, decree, rule or other applicable governmental or judicial restriction or requirement, and any judicial or administrative interpretation or determination with respect thereto.

      "Lien" means any lien, mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, restriction (including any restriction or limitation affecting voting rights of securities), claim or charge of any kind, or any conditional sale agreement or other agreement to create any of the foregoing.

      "Losses" has the meaning set forth in Section 7.1.

      "LQ" has the meaning set forth in the recitals to this Agreement.

      "LQ Purchase Price" has the meaning set forth in Section 2.2.

      "LQ Shares" has the meaning set forth in the recitals to this Agreement.

      "Mitarotonda" has the meaning set forth in the preamble to this Agreement.

      "MM" has the meaning set forth in the recitals to this Agreement.

      "MM Purchase Price" has the meaning set forth in Section 2.2.

      "MM Shares" has the meaning set forth in the recitals to this Agreement.


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      "Notice of Claim" has the meaning set forth in Section 7.3.

      "Party" and "Parties" means a party or parties to this Agreement, as the context shall require.

      "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange
Act), trust, association, entity or Governmental Entity.

      "Ramius" has the meaning set forth in the preamble to this Agreement.

      "Ramius Bank Account" means a bank account to be designated by Ramius in a written notice to JMI at least two Business Days before the Closing.

      "Ramius Group" has the meaning set forth in the preamble to this Agreement.

      "Register" has the meaning set forth in the recitals of this Agreement.

      "Register Purchase Price" has the meaning set forth in Section 2.1.

      "Register Shares" has the meaning set forth in the recitals of this Agreement.

      "Regulation D" means Regulation D promulgated under the Securities Act.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities" means the DynaBazaar Shares, LQ Shares, MM Shares and Register Shares as the context may require.

      "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

      "Specified Activities" means, collectively, all investments made jointly by the JMI Group and the Barington Group, any investment knowingly made by the JMI Group, on the one hand, and/or the Barington Group, on the other hand, in the same entity but not held through a jointly owned or controlled entity, any solicitation of proxies or shareholder proposals made by the JMI Group and the Barington Group (including any nomination of any member of the JMI Group or Barington Group, as the case may be, to serve as a director of any entity whose securityholders were subject to any such solicitation or shareholder proposal), including, in each case, investments in the following entities: Thistle Group Holdings Co., Clarus Corporation, Stride Rite Corp., Infospace, Inc., ValueClick, Inc., Vans, Inc., Keymote Systems, Inc., Nautica Enterprises, Inc., Fab Industries Corp., Gencorp, Inc., Maxwell Shoe Co. Inc., The Warnaco Group, Inc., Barington Companies Equity Partners, LP, Register, LQ, BCG, JHC Investment Partners, LLC, MM and DynaBazaar, and, in each case, any management activities with respect


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to any of the foregoing, whether by virtue of any management agreement or arrangement, in a Person's (or such Person's Affiliate's) capacity as an officer or director or otherwise.

      "Standstill Period" has the meaning set forth in Section 4.7.

      "Transaction Proposal" means any proposal, inquiry or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any issuer of Securities (including any acquisition structured as a merger, consolidation, share exchange or similar transaction).

                                   ARTICLE 2
                                PURCHASE AND SALE

      Section 2.1. Purchase and Sale of the LQ Shares and DynaBazaar Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, JMI and Holtzman shall sell or cause to be sold to Barington and/or Ramius or their respective designees, and Barington and/or Ramius or their respective designees, severally and not jointly, shall purchase from JMI and Holtzman (or, if applicable, another member of the JMI Group), (i) the LQ Shares, for a purchase price (the "LQ Purchase Price") of $0.43 per LQ Share, or an aggregate of two hundred four thousand four hundred sixty five dollars ($204,465), (ii) the DynaBazaar Shares, for a purchase price (the "DynaBazaar Purchase Price") of $0.36 per DynaBazaar Share, or an aggregate of two hundred twenty seven thousand three hundred dollars ($227,300), and (iii) the Register Shares for a purchase price (the "Register Purchase Price") of $5.78 per Register Share, or an aggregate of one million eight hundred eighty six thousand three hundred sixty one dollars ($1,886,361), in each case in immediately available United States dollars. The number of LQ Shares, DynaBazaar Shares and Register Shares to be purchased by each of Barington and/or Ramius or their respective designees and the portion of the LQ Purchase Price, DynaBazaar Purchase Price and Register Purchase Price for which each of Barington and/or Ramius or their respective designees shall be responsible is set forth on
Schedule 2.1C.

      Section 2.2. Purchase and Sale of the MM Shares. (a) Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Barington, Mitarotonda and Ramius, severally and not jointly, shall sell or cause to be sold to JMI or its designee, and JMI or its designee shall purchase from Barington, Mitarotonda and Ramius (or, if applicable, another member of the Barington Group or the Ramius Group, as the case may be), 151,668 MM Shares, for a purchase price (the "MM Purchase Price") of $1.50 per MM Share, or an aggregate of two hundred twenty seven thousand five hundred two dollars ($227,502), in immediately available United States dollars. The number of MM Shares to be sold by each member of the Barington Group and the Ramius Group and the portion of the MM Purchase Price that each member of the Barington Group and the Ramius Group shall be paid is set forth on Schedule 2.2(a).

      (b) Simultaneously with, and as a condition to the Closing, BCG shall be required to, and the JMI Group and the Barington Group shall cause BCG to (i) redeem the interests in BCG held by all of the members of the JMI Group in BCG in exchange for one-half of the MM Shares owned by BCG and (ii) sell to JMI the remaining 604,933 MM Shares owned by BCG for the MM Purchase Price, or an aggregate of $907,400 as set forth on Schedule 2.2(a).


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

      Section 2.3. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Securities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022 as soon as practicable following satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 5, or at such other place or at such other time or on such other date as the Parties may mutually agree in writing, but in no event later than May 18, 2004. The date on which the Closing takes place is referred to herein as the "Closing Date."

      Section 2.4. Closing Deliveries by JMI. At the Closing, the JMI Group shall deliver or cause to be delivered to Barington and Ramius:

      (a) stock certificates evidencing the LQ Shares, the DynaBazaar Shares and the Register Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to Barington and Ramius and with all required stock transfer tax stamps affixed; provided that, to the extent the JMI Group does not maintain physical possession of any such securities, the JMI Group may effect delivery thereof through customary book-entry transfers through one or more brokers;

      (b) evidence satisfactory to the Barington Group of the relinquishment by each member of the JMI Group who is a member of BCG of his or its interests in BCG in exchange for one-half of the MM Shares owned by BCG, in the aggregate;

      (c) the MM Purchase Price by wire transfer of immediately available funds to the Barington Bank Account and the Ramius Bank Account in the proportions set forth on Schedule 2.2(a), respectively, or an aggregate of $227,502;

      (d) the MM Purchase Price by wire transfer immediately available funds to the BCG Bank Account in respect of the MM Shares to be purchased by JMI from BCG, or an aggregate of $907,400 as set forth on Schedule 2.2(a);

      (e) the officer's certificates required to be delivered pursuant to
Section 5.3(a) and Section 5.3(b);

      (f) copies of (i) all organizational documents, governing instruments, agreements, contracts, instruments and/or undertakings in the possession or control of JMI or Holtzman with respect to or binding upon LQ, DynaBazaar, Register or BCG; and

      (g) the payment required by Section 4.10, and shall use their best efforts to cause MM to make the payments pursuant to Section 4.11, in each case by wire transfer of immediately available funds to the Barington Bank Account.

      Section 2.5. Closing Deliveries by Barington. At the Closing, Barington and Mitarotonda shall deliver or cause to be delivered to JMI:

      (a) the Barington Group's portion of the LQ Purchase Price and the DynaBazaar Purchase Price and the Register Purchase Price (as set forth on
Schedule 2.1C) by wire transfer of immediately available funds to the JMI Bank Account;


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

      (b) stock certificates evidencing the MM Shares to be sold by it or any other member of the Barington Group (as set forth on Schedule 2.2(a)) duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to JMI and with all required stock transfer tax stamps affixed; provided that to the extent the Barington Group does not maintain physical possession of any such securities, the Barington Group may effect delivery thereof through customary book-entry transfers through one or more brokers;

      (c) the officer's certificates required to be delivered pursuant to
Section 5.2(a) and Section 5.2(b); and

      (d) copies of all (i) organizational documents, governing instruments, agreements, contracts, instruments and/or undertakings in the possession or control of Barington and/or Mitarotonda with respect to, or binding upon, MM.

      Section 2.6. Closing Deliveries by Ramius. At the Closing, Ramius shall deliver to JMI:

      (a) the Ramius Group's portion of the LQ Purchase Price, the DynaBazaar Purchase Price and the Register Purchase Price (as set forth on Schedule 2.1C) by wire transfer of immediately available funds to the JMI Bank Account;

      (b) stock certificates evidencing the MM Shares to be sold by it or any other member of the Ramius Group (as set forth on Schedule 2.2(a)) duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to JMI and with all required stock transfer tax stamps affixed; provided that, to the extent the Ramius Group does not maintain physical possession of any such securities, the Ramius Group may effect delivery thereof through customary book-entry transfers through one or more brokers; and

      (c) the officer's certificates required to be delivered pursuant to
Section 5.2(a) and Section 5.2(b).

      Section 2.7. Adjustment upon Change in Capitalization or Merger. In the event of any change in the capital stock of LQ, MM, DynaBazaar or Register by reason of a stock dividend, stock split, merger, consolidation, recapitalization, combination, conversion, exchanges of shares, extraordinary or liquidating dividend or other change in the corporate or capital structure of any such company which would have the effect of diluting or changing JMI Group's, Barington Group's or Ramius Group's rights hereunder, the number and kind of shares subject to this Agreement shall be appropriately and equitably adjusted so that the Parties shall receive at the Closing the equivalent number of shares or other securities or property that they would have received in respect of the Securities had the Securities been purchased by them immediately prior to such event. In their capacity as stockholders of LQ, MM, DynaBazaar, or Register as applicable, each Party shall, and shall cause their respective Affiliates and Associates to, vote against any action described in the preceding sentence (such actions and the requirement to vote against same are hereinafter collectively referred to as the "Section 2.7 Voting Requirement") if submitted for any vote of stockholders prior to the Closing.


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

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

      As an inducement to the Parties to enter into this Agreement, JMI represents and warrants to Barington and Ramius (with respect to itself as set forth in Sections 3.1 through 3.7 and with respect to each member of the JMI Group that is selling Securities pursuant to this Agreement, solely as set forth in Sections 3.2 and 3.3, or purchasing Securities pursuant to this Agreement, solely as set forth in Section 3.6), and each of Barington and Ramius, severally and not jointly, represents to JMI (with respect to itself as set forth in Sections 3.1 through 3.7 and with respect to each member of the Barington Group (in the case of Barington) and each member of the Ramius Group (in the case of Ramius) that is selling Securities pursuant to this Agreement, solely as set forth in Sections 3.2 and 3.3, or purchasing Securities pursuant to this Agreement, solely as set forth in Section 3.6), as of the date hereof and as of the Closing Date, as follows:

      Section 3.1. Organization, Authority and Qualification. It is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the State of its formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by it, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by it, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms.

      Section 3.2. No Conflict. (a) The execution, delivery and performance of this Agreement by it do not and will not (i) contravene, conflict with or violate its organizational documents (or the organizational documents of such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be), (ii) contravene, conflict with or violate any Law applicable to it (or applicable to such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) or by which any of its properties or assets is bound or affected (or the properties or assets of such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of its properties or assets (or the properties or assets of such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay its ability (or the ability of such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

      (b) The execution, delivery and performance of this Agreement by it (or the performance of this Agreement by such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) do not and will not require any consent, approval,


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

authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) those filings required to amend the Parties' existing filing on Form 4 or Schedule 13D, as the case may be, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filing or notifications, would not adversely affect or materially delay its ability (or the ability of such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

      Section 3.3. Valid Issuance; Ownership of the Securities. (a) It (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) is the sole beneficial owner of, and has good and marketable title to, the Securities to be sold by it (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) pursuant to this Agreement. The Securities to be sold by it (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) pursuant to this Agreement are owned by it (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) free and clear of all Liens (other than Liens on securities held in margin accounts to be terminated on or prior to the Closing Date) and at the Closing will not be subject to any Liens or pre-emptive rights or similar rights. Upon the delivery and payment for the Securities to be sold by it (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) pursuant to this Agreement, the purchaser(s) of such Securities pursuant to this Agreement will acquire good, valid and marketable title to such Securities free and clear of any Liens (other than Liens arising under federal and state securities laws).

      (b) The Securities to be sold by it (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) pursuant to this Agreement have been validly issued to it (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be), and are fully paid and nonassessable. The Securities to be sold by it (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) pursuant to this Agreement are all the equity securities of LQ, DynaBazaar and Register (in the case of JMI) and MM (in the case of Barington and Ramius), beneficially owned by it or any of its Affiliates or Associates, and neither it nor any of its Affiliates or Associates has any option or other right to acquire any other securities of the entity that issued the Securities to be sold by it pursuant to this Agreement. Neither it nor any of its Affiliates or Associates has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Securities to be sold by it (or such other selling member of the JMI Group, Barington Group or Ramius Group, as the case may be) pursuant to this Agreement.

      Section 3.4. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to its knowledge, threatened, that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

      Section 3.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by it or on its behalf.

      Section 3.6. Investment Representations.

      (a) It is purchasing the Securities provided to be purchased by it hereunder for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of such Securities in violation of the Securities Act.

      (b) It has had access to all information regarding each of DynaBazaar, LQ, MM and Register and such company's present and prospective business, assets, liabilities and financial condition that it reasonably considers important in making the decision to acquire or dispose of the Securities, and it has had ample opportunity to ask questions of the appropriate persons concerning such matters.

      (c) It is fully aware of: (a) the highly speculative nature of the Securities; (b) the financial hazards involved; (c) the restrictions on transferability of the Securities imposed by the Securities Act and the agreement referred to in Section 4.5 hereof; and (d) the tax consequences of purchase or sale of its investment in the Securities.

      (d) It has a preexisting personal or business relationship with each of DynaBazaar, LQ, MM and Register and/or certain of its officers and/or directors of a nature and duration sufficient to make it aware of the business and financial circumstances of each of DynaBazaar, LQ, MM and Register. By reason of its business or financial experience, it is capable of evaluating the merits and risks of the purchase or sale of Securities, has the ability to protect its own interests in this transaction and is financially capable of bearing a total loss of its investment in the Securities it is purchasing.

      (e) At no time was it presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the its investment in Securities.

      (f) It understands and acknowledges that, in reliance upon the representations and warranties made by it herein, the Securities are not being registered with the SEC under the Securities Act or being qualified under any applicable state securities laws, but instead are intended to be transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and any applicable state securities laws, which impose certain restrictions on its ability to transfer the Securities.

      (g) It understands that it may not transfer any Securities unless such transfer is registered under the Securities Act or qualified under any applicable state securities laws or unless exemptions from such registration and qualification requirements are available. It understands that only the issuer of Securities may file a registration statement with the SEC or applicable state securities commissioners and that the issuer is under no obligation to do so with respect to the Securities except that a registration statement may have been filed by DynaBazaar including the DynaBazaar Shares. It has also been advised that exemptions from registration and qualification may not be available or may not permit it to transfer all or any of the Securities in the amounts or at the times proposed by it.

      (h) It has been advised that SEC Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, may not be presently available with respect to sales of the Securities and, in any event, requires that the Securities be held for a minimum of one (1) year, and in certain cases two (2) years, after they have been purchased and paid for (within the meaning of SEC Rule 144) from the issuer or an affiliate of the issuer, if applicable, before they may be resold under SEC Rule 144, and that under certain circumstances where the seller is not an "affiliate" as defined under the Securities Act, the holding period of the seller will carry over to purchaser.

      (i) It acknowledges that (i) the other Parties that are selling Securities to it pursuant to this Agreement currently may have, and later may come into possession of, information with respect to the company or companies whose Securities such other Parties are selling pursuant to this Agreement or any of their Affiliates that is not known to it and that may be material to a decision to acquire the Securities being purchased by it hereunder ("Excluded Information"), (ii) it has determined to purchase the Securities notwithstanding its lack of knowledge of the Excluded Information, if any, and (iii) the other Parties that are selling Securities to it pursuant to this Agreement shall have no liability to it, and it waives and releases any claims that it might have against the other Parties that are selling Securities to it pursuant to this Agreement, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information, if any, in connection with the transactions contemplated hereby; provided, however, that the Excluded Information, if any, shall not and does not affect the truth or accuracy of the representative or warranties of any Party in this Agreement (including, without limitation, Section 3.7 hereof).

      Section 3.7. Prospects, Plans or Proposals. It is fully aware that other Parties may have under consideration prospective acquisition opportunities or other plans or proposals with respect to one or more of DynaBazaar, LQ, MM or Register, which prospects, plans or proposals have not been, and may not be, disclosed to it, either prior to the Closing or thereafter; and it understands and agrees that no Party shall have any obligation, express or implied, to inform any other Party of any such matters. Notwithstanding anything in this
Section 3.7 to the contrary, JMI represents and warrants to Barington and Ramius , and each of Barington and Ramius, severally and not jointly, represents to JMI, that such Party has no actual knowledge of an existing Transaction Proposal as of the date hereof.

                                   ARTICLE 4
                              ADDITIONAL AGREEMENTS

      Section 4.1. No Disposition or Encumbrance of the Securities. Each Party agrees that prior to the Closing, except as contemplated by this Agreement, such Party shall not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement with respect to, or create or permit to exist any Liens (other than Liens on securities held in margin accounts to be terminated on or prior to the Closing Date) of any nature whatsoever with respect to, any of the Securities (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of such Party or any Affiliate of such Party herein untrue or incorrect in any material respect or have the effect of preventing or disabling any Party from performing such Party's obligations hereunder or (iii) directly or indirectly, initiate, solicit or encourage any Person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

      Section 4.2. Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty of it contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of it to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.2 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

      Section 4.3. Further Action; Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions hereof, each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the transactions contemplated by this Agreement; provided that no Party will be required by this Section 4.3 to take any action that would materially delay or prevent the consummation of the transactions contemplated by this Agreement by it, including, without limitation, entering into any consent decree, hold separate orders or other arrangements. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each Party to this Agreement shall use commercially reasonable efforts to take all such action at the expense of the Party to this Agreement requesting such action to be taken. Without limitation of the foregoing, upon the request of JMI, the Barington Group agrees that it shall make available Mel Brunt to JMI for reasonable periods of time for up to 90 days after the Closing (the "Service Period") to assist JMI by performing the same services that he currently renders on behalf of MM. JMI agrees to pay the Barington Group for such services at the rate of $10,000 per month (or pro rated amount for any portion thereof) and to reimburse the Barington Group for its actual out-of-pocket costs incurred in providing such services upon presentation of appropriate documentation thereof. Barington shall have no liability whatsoever for any services performed by Mr. Brunt, and Mr. Brunt's liability shall be limited to actual damages incurred by MM as a direct result of any action by him which is determined by a court of competent jurisdiction to have been attributable to his bad faith, gross negligence or willful misconduct. Notwithstanding anything herein to the contrary, if following the Service Period, MM requires the assistance of Mr. Brunt with respect to any inquiries or otherwise and Mr. Brunt is then an employee of the Barington Group, then the Barington Group agrees to make Mr. Brunt reasonably available to MM upon such terms and conditions as MM and the Barington Group shall determine in good faith based upon the scope of MM's request for assistance.

      (b) Each Party agrees to cooperate and use its commercially reasonable efforts to contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement.

      Section 4.4. Public Announcements. The Parties agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any Party without the prior consent (which consent shall not be unreasonably withheld) of the other Parties, except as, and to the extent that, such release or announcement may be required by Law (including any Form 4 or amendment to statement on Schedule 13D required under the Securities Exchange Act and the SEC's rules and regulations thereunder) or the rules or regulations of any quotation system on which the Securities are listed or quoted for trading, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. The Parties shall mutually agree upon the language describing the transactions contemplated by this Agreement to be included in any amendment to any Schedule 13D filed jointly by the parties; provided, however that nothing herein shall restrict any Party from complying with the applicable Law.

      Section 4.5. Investors' Rights Agreement. At the Closing, JMI shall assign to Barington and Ramius in proportion to the number of DynaBazaar Shares purchased by them hereunder all of JMI's rights and obligations, and Barington and Ramius shall assume all of JMI's obligations, under that certain Investors' Rights Agreement dated February 25, 1999 by and among FairMarket, Inc. (now known as DynaBazaar) and the investors identified therein, as amended on August 23, 1999 (the "Investors' Rights Agreement"). Pursuant to Section 1.11 of the Investors' Rights Agreement, each of Barington and Ramius hereby undertakes to be bound by and subject to the provisions of the Investors' Rights Agreement in respect of the DynaBazaar Shares.

      Section 4.6. Register. Barington and Ramius, on one hand, and JMI, on the other hand, each acknowledge and agree that they do not, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise share (1) voting power, which includes the power to vote, or to direct the voting of, or (2) investment power, which includes the power to dispose, or to direct the disposition of, the common stock of Register and are not currently members of any group which includes the others, for the purpose of acquiring, holding or disposing of the common stock of Register within the meaning of
Section 13(d) of the Securities Exchange Act.

      Section 4.7. Standstill. JMI and Holtzman agree, with respect to LQ, DynaBazaar and Register, Barington, Mitarotonda, and Ramius agree, with respect to MM, that, from the date of this Agreement and continuing for a period of two years thereafter (such period, the "Standstill Period"), neither such Party nor any of such Party's Affiliates or Associates will in any manner, directly or indirectly: (a) effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets or businesses, of such company or companies, as the case may be, or any of their respective subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving such company or companies, as the case may be, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the such company or companies, as the case may be, or (iv) any solicitation of proxies or consents to vote any voting securities of such company or companies, as the case may be (including, for this purpose, any proposal or submission to stockholders of any shareholder vote or otherwise); (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange

Act) with respect to the such company or companies, as the case may be; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of such company or companies, as the case may be, or initiate or take any action to obtain representation on the board of directors of such company or companies, as the case may be; (d) take any action which would, or would reasonably be expected to, force such company or companies, as the case may be, to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each Party further agrees during the Standstill Period not to request, directly or indirectly, any amendment or waiver of any provision of this Section 4.7 (including this sentence) by such company or companies, as the case may be, or by any other Party or by any of their respective Associates, Affiliates, agents or representatives.

      Section 4.8. Mutual Release.

      (a) JMI and Holtzman Release. Except with respect to the matters referred to in Schedule 4.8(a), each of JMI and Holtzman, by and on behalf of itself or himself and its or his respective Affiliates, Associates, officers, directors, assigns, transferees, successors, agents, attorneys and representatives, and each of them, releases and forever discharges Barington, Mitarotonda, Ramius, each other member of the Barington Group and the Ramius Group and (as applicable) their respective Affiliates, Associates, officers, directors, assigns, transferees, employees, successors, agents, attorneys and representatives from any and all claims, demands, damages, debts, liabilities, actions, causes of action, suits, contracts, controversies, agreements, accounts, reckonings, obligations and judgments, whether in law or equity, which any of JMI, Holtzman or any of their respective Affiliates or Associates now has, owns or holds, or at any time previously ever had, owned or held, or could, shall, or may later have, own or hold, whether personal or otherwise, based upon, related to, or by reason of any action, contract (express, implied in fact, implied in law, or otherwise), Lien, liability, law, matter, cause, action, lawsuit, fact, thing, act, omission or whatever occurring or existing at any time from and after January 1, 1998 and to and including the date of this Agreement, in each case, solely to the extent arising from or as a result of or in connection with, any act, matter, cause or thing relating to the Specified Activities. Notwithstanding the foregoing, this subsection shall not release or limit JMI's or Holtzman's right to (i) enforce this Agreement or to bring any claims for breach thereof or (ii) in the case of Holtzman or any other member of the JMI Group, seek indemnification in his capacity as an officer and/or director of LQ.

      (b) Barington and Ramius Release. Except with respect to the matters referred to in Schedule 4.8(b), each of Barington, Mitarotonda and Ramius, by and on behalf of itself or himself and (as applicable) its or his respective Affiliates, Associates, officers, directors, assigns, transferees, directors, officers, employees, successors, agents, attorneys and representatives, and each of them, releases and forever discharges JMI, Holtzman, each other member of the JMI Group and (as applicable) their respective Affiliates, Associates, officers, directors, assigns, transferees, employees, successors, agents, attorneys and representatives of and from any and all claims, demands, damages, debts, liabilities, actions, causes of action, suits, contracts, controversies, agreements, accounts, reckonings, obligations and judgments, whether in law or equity, which any of Barington, Mitarotonda, Ramius or their respective Affiliates or Associates now has, owns or holds, or at any time previously ever had, owned or held, or could, shall, or may later have, own or hold, whether personal or otherwise, based upon, related to, or by reason of any action, contract (express, implied in fact, implied in law, or otherwise), Lien, liability, law, matter, cause, action, lawsuit, fact, thing, act, omission or whatever occurring or existing at any time from and after January 1, 1998 and to and including the date of this Agreement, in each case, solely to the extent arising from or as a result of or in connection with, any act, matter, cause or thing relating to the Specified Activities. Notwithstanding the foregoing, this subsection shall not release or limit the Barington's, Mitarotonda's, Ramius' right to (i) enforce this Agreement or to bring any claims for breach thereof or (ii) in the case of Mitarotonda or any other member of the Barington Group, seek indemnification in his capacity as an officer and/or director of MM.

      (c) Except with respect to the matters set forth on Schedule 4.8(a) and
Schedule 4.8(b) (which obligations referred to therein shall continue in accordance with the respective terms of the agreements among the Parties with respect thereto) and the respective rights and obligations of the Parties set forth in this Agreement, it is the intention of the Parties in executing this Agreement that the release set forth in this Section 4.8 shall be effective as a full and final accord and satisfactory release of each and every matter herein specifically or generally referred to. Each Party waives and relinquishes any rights and benefits which such Party has or may have under any statute or law which limits the release of unknown claims, to the full extent that they may lawfully waive all such rights and benefits. Each Party acknowledges that such Party is aware that such Party may later discover facts in addition to or different from those which they now know or believe to be true, but it is their respective intention to settle and release any and all matters, disputes and differences, known and unknown, which now exist, may later exist or may previously have existed between them, in each case other than with respect to the matters set forth on Schedule 4.8(a) or Schedule 4.8(b), and that in furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

      (d) Upon a finding by a court of competent jurisdiction or arbitrator that a release provided for by this Section 4.8 is illegal, void or unenforceable, each Party, as the case may be, may require the other Party or Parties to promptly execute a release that is legal and enforceable, so long as said release does not expand the scope of the initial release found to be unenforceable.

      (e) Each Party acknowledges and agrees that (a) such Party has had the opportunity to consult with and be advised by the attorneys of such Party's choice prior to executing this Agreement, (b) the signing of this Agreement by such Party is voluntary, (c) such Party fully understands all of the provision of this Agreement and (d) in executing this Agreement, such Party has not relied on any representation or statement not set forth in this Agreement made by any other Party.

      (f) For the avoidance of doubt, each of JMI and Holtzman, on the one hand, and Barington, Mitarotonda and Ramius, severally and not jointly, on the other hand, in each case, on behalf of such Party and its Affiliates and Associates, agrees that it will not encourage, support or join with any other Person in pursuing any action, cause or claim which would otherwise be barred by the terms of the releases included in this Section 4.8.

      Section 4.9. Certain Options, etc. At the Closing, (i) Holtzman shall transfer and assign to Mitarotonda, and Mitarotonda shall purchase and acquire from Holtzman, those certain options to acquire 30,000 shares of the common stock, par value $0.001 per share, of LQ granted to Holtzman on or about March 18, 2003 at an aggregate cash purchase price of $5,400, (ii) Holtzman shall transfer and assign to Mitarotonda, and Mitarotonda shall purchase and acquire from Holtzman, those certain options to acquire 420,000 shares of the common stock, par value $0.001 per share, of LQ granted to Holtzman on or about April 15, 2003 solely in exchange for the stock appreciation rights described in the succeeding clause
(iii) and (iii) Mitarotonda shall transfer and assign to Holtzman, and Holtzman shall purchase and acquire from Mitarotonda, those certain stock appreciation rights in respect of shares of MM granted to Mitarotonda on or about December 31, 2002 solely in exchange for the options described in the succeeding clause
(ii). The foregoing transfers shall in each case be in form reasonably satisfactory to Holtzman and Mitarotonda, respectively.

      Section 4.10. Certain Barington Fees. At the Closing, JMI shall pay to Barington the amounts specified on Schedule 4.10, representing payment in full of any and all amounts due to Barington from JMI or any of its Affiliates relating to their respective investments in shares of common stock of DynaBazaar, MM and The Warnaco Group, Inc. up to and including the Closing Date. JMI hereby represents to Barington that as of the Closing Date, the JMI Group owns no shares of Clarus Corporation, Fab Industries Corp., Gencorp, Inc., Infospace, Inc., Keymote Systems, Inc., Maxwell Shoe Co. Inc., Nautica Enterprises, Inc., ValueClick, Inc., Vans, Inc. or The Warnaco Group, Inc.

      Section 4.11. Administrative Fees; Etc. (a) At the Closing, JMI and Holtzman shall cause MM to pay (i) Barington an aggregate of $54,790.35, representing administrative service fees and related expenses owed to Barington for the months of March and April 2004 and the period of May 1 - May 17, 2004,
(ii) JMI an aggregate of $17,838.60, representing administrative service fees and related expenses owed to JMI for the months of March and April 2004 and the period of May 1 - 17, 2004, (iii) Mitarotonda an aggregate of $12,737, representing administrative services fees for the months of March and April 2004 and the period of May 1 - 17, 2004, (iv) Holtzman an aggregate of $12,737, representing administrative service fees for the months of March and April 2004 and the period of May 1 - 17, 2004 and (v) Mel Brunt an aggregate of $7,500 as a bonus.

      (b) At the Closing, Barington and Mitarotonda shall cause LQ to pay (i) BCG an aggregate of $18,575, representing administrative services fees and related expenses owed to BCG for the months of March and April 2004 and the period of May 1 - 17, 2004, (ii) JMI an aggregate of $25,491, representing administrative services fees and related expenses owed to JMI for the months of March and April 2004 and the period of May 1 - 17, 2004 and (iii) Mitarotonda an aggregate of $12,737, representing administrative services fees and related expenses owed to Mitarotonda for the months of March and April 2004 and the period of May 1 - 17, 2004.

      Section 4.12. Non-Disparagement. Prior to and following the Closing Date, each Party agrees to refrain from taking actions or making any private or public statement, written or oral, which denigrates, disparages or defames (whether or not such disparagement legally constitutes libel or slander) the goodwill or reputation of any other Party or any known Associate or Affiliate of such Party or LQ, DynaBazaar, MM, BCG, or their respective Associates, Affiliates, officers or directors or any aspect of their respective businesses. Each Party further agrees

(a) not to make any disparaging statements to third parties relating to the circumstances of this Agreement and (b) to use such Party's best efforts to cause such Party's employees, agents, and consultants to adhere to the foregoing restrictions and obligations. The Parties agree that the requirement set forth in clause (b) of the preceding sentence shall be satisfied if they send their respective employees, agents and consultants a memorandum stating that they should not make any public or private statement that disparages any other Party or other Person identified above. Notwithstanding the foregoing, nothing contained in this Section 4.12 shall restrict any Party from making any accurate statements or disclosures that such Party reasonably believes to be necessary in any arbitration, judicial or administrative Action or proceeding or as may be required by applicable Law (including any statement on an amendment to the Schedule 13D previously filed by the Parties or any statement made on a Form 4). The parties shall mutually agree upon the language describing the transactions contemplated by this Agreement to be included in any amendment to any Schedule 13D filed jointly by the parties.

                                   ARTICLE 5
                              CONDITIONS TO CLOSING

      Section 5.1. Conditions to Obligations of each Party. The obligations of each Party to consummate the transactions contemplated by this Agreement, and the effectiveness of the agreements set forth in Section 4.7 and 4.8, shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

      (a) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Securities contemplated by this Agreement illegal or otherwise restricting, prohibiting or imposing material conditions upon consummation of the transactions contemplated by this Agreement.

      (b) Consummation of the transactions contemplated by this Agreement shall not conflict with or violate any provision of Law.

      Section 5.2. Conditions to Obligations of JMI and Holtzman. The obligations of JMI and Holtzman to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

      (a) The representations and warranties of Barington and Ramius contained in Article 3 in this Agreement (A) that are qualified by materiality shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, and (B) that are not qualified by materiality shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, and JMI and Holtzman shall have received a certificate to such effect signed by a duly authorized officer of each of Barington and Ramius.

      (b) The covenants and agreements contained in this Agreement to be complied with or performed by Barington, Mitarotonda or Ramius on or before the Closing shall have been complied with or performed by such Parties in all material respects, and JMI and Holtzman shall have received a certificate to such effect signed by a duly authorized officer of each of Barington and Ramius.

      (c) Each of Mitarotonda, William Fox, Joseph Wright and Mel Brunt shall have resigned, effective as of the Closing, from any positions they hold as directors, officers or employees of MM.

      Section 5.3. Conditions to Obligations of Barington, Mitarotonda and Ramius. The obligations of Barington, Mitarotonda and Ramius to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions:

      (a) The representations and warranties of JMI contained in Article 3 of this Agreement (A) that are qualified by materiality shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, and (B) that are not qualified by materiality shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, and Barington and Ramius shall have each received a certificate to such effect signed by a duly authorized officer of JMI.

      (b) The covenants and agreements contained in this Agreement to be complied with or performed by JMI or Holtzman on or before the Closing shall have been complied with or performed by JMI and Holtzman in all material respects, and Barington and Ramius shall have received a certificate to such effect signed by a duly authorized officer of JMI.

      (c) Each of Holtzman and Jesse Choper shall have resigned, effective as of the Closing, from any positions they hold as directors, officers or employees of LQ.

      (d) Effective upon Closing, MM shall sell to Barington and Ramius or their respective designees in the proportion set forth on Schedule 2.1C all shares of common stock, par value $0.001 per share, of LQ and shares of common stock, par value $0.001 per share, of DynaBazaar beneficially owned by MM, at a purchase price of $0.43 per share and $0.36 per share, respectively, and otherwise on terms substantially the same as those set forth in this Agreement, and such sale shall be approved by the disinterested directors of MM, to the extent required by applicable Law.

                                   ARTICLE 6
                             TERMINATION AND WAIVER

      Section 6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

      (a) by written consent of each of the Parties; or

      (b) by any Party if:

            (i) the Closing shall not have occurred prior to May 18, 2004; provided, however, that the right to terminate this Agreement under this
      Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            (ii) any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making the transactions contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement; or

            (iii) any other Party materially breached any representation or warranty (without giving effect to any materiality qualifications or thresholds contained in such representation or warranty) or covenant contained in this Agreement and such breach has continued without cure for a period of ten days after such other Party has received written notice of such breach.

      Section 6.2. Effect Of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (a) as set forth in Section 8.1 and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement.

      Section 6.3. Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

                                   ARTICLE 7
                                 INDEMNIFICATION

      Section 7.1. Indemnification by JMI. JMI shall indemnify and hold harmless Barington, Mitarotonda, Ramius, each other member of the Barington Group and the Ramius Group and (as applicable) their respective directors, managers, officers, members, partners, employees and agents (each, a "B-R Party") against and in respect of any and all losses, liabilities, obligations, claims, settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that any such B-R Party may suffer or incur as a result of or relating to:

      (a) any breach or violation of the covenants made in this Agreement by JMI or Holtzman; or

      (b) any misrepresentation, breach or inaccuracy of any of the representations and warranties made by JMI or Holtzman in this Agreement.

      Section 7.2. Indemnification by Barington and Ramius. Each of Barington and Ramius, severally and not jointly, shall indemnify and hold harmless JMI, Holtzman, each other member of the JMI Group and (as applicable) their respective directors, managers, officers, members, partners, employees and agents (each, a "JMI Party") against and in respect of any and all Losses that any such JMI Party may suffer or incur as a result of or relating to:

      (a) any breach or violation of the covenants made in this Agreement by Barington or Mitarotonda, in the case of indemnification by Barington, or by Ramius, in the case of indemnification by Ramius, as the case may be; or

      (b) any misrepresentation, breach or inaccuracy of any of the representations and warranties made by Barington or Mitarotonda, in the case of indemnification by Barington, or by Ramius, in the case of indemnification by Ramius, as the case may be, in this Agreement.

      Section 7.3. Notice and Payment of Losses. Upon obtaining actual knowledge of any Loss, the Party entitled to indemnification (the "Injured Party") shall promptly notify the Party liable for such indemnification (the "Indemnifying Party") in writing of such Losses which the Injured Party has determined have given or could give rise to a claim under Section 7.1 or 7.2 (such written notice being hereinafter referred to as a "Notice of Claim"); provided, however, that failure of an Injured Party timely to give a Notice of Claim to the Indemnifying Party shall not release the Indemnifying Party from its indemnity obligations set forth in this Article 7 except to the extent that such failure adversely affects the ability of the Indemnifying Party to defend such claim or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, in which event the amount of indemnification which the Injured Party shall be entitled to receive shall be reduced to an amount which the Injured Party would have been entitled to receive had such Notice of Claim been timely given. The Injured Party shall use commercially reasonable efforts to mitigate any continuing Losses (including, without limitation by using its commercially reasonable efforts to obtain any applicable insurance proceeds). If the Injured Party settles or compromises any third party claims prior to giving a Notice of Claim to the Indemnifying Party, the Indemnifying Party shall be released from its indemnity obligation. A Notice of Claim shall specify in reasonable detail, to the extent known by the Injured Party, the nature and, to the extent reasonably calculable, estimated amount of any such claim giving rise to a right of indemnification. The Indemnifying Party shall satisfy its obligations under Section 7.1 or 7.2, as the case may be, within sixty (60) days of its receipt of a Notice of Claim; provided, however, that for so long as the Indemnifying Party is disputing its liability or defending a third-party claim in good faith pursuant to Section 7.4, its obligations to indemnify the Injured Party with respect thereto shall be suspended until a final unappealable judgment of a court of competent jurisdiction is given in relation to such claim. The Indemnifying Party shall have thirty (30) business days (or such shorter period of time that the Injured Party may be required to respond to any suit or governmental action) after receipt of a Notice of Claim to notify the Injured Party (a) whether or not it disputes its liability to the Injured Party with respect to such Notice of Claim and (b) whether it elects to defend a third-party claim pursuant to Section 7.4.

      Section 7.4. Defense of Third-Party Claims. With respect to any action or any claim set forth in a Notice of Claim relating to a third-party claim, the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Injured Party, at its expense, shall have the right, but not the obligation, to participate (but not control) at its expense in the defense of any such third-party claim; provided that if the Injured Party reasonably determines that the counsel selected by the Indemnifying Party to defend such claim or demand is subject to an actual or potential material conflict of interest which precludes such counsel from adequately representing the interests of both the Indemnified Party and the Injured Party in connection with such matter, the Injured Party shall be entitled to retain its own counsel (the reasonable fees and expenses of which shall be paid as incurred by the Indemnifying Party) to defend the interests of the Injured Party with respect to such matter. So long as the Indemnifying Party is defending any such third-party claim, the Injured Party shall not settle or compromise such third-party claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If such claim is settled by the Injured Party without the Indemnifying Party's reasonable consent, the Injured Party shall be deemed to have waived all rights hereunder for money damages arising out of such claim. The Indemnifying Party may settle or compromise such third-party claim without the consent of the Injured Party, unless there has not been a complete release of the Injured Party, in which case the Indemnifying Party may not settle or compromise such third-party claim without the consent of the Injured Party, which consent shall not be unreasonably withheld. The Injured Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in contesting any third-party claim. The Injured Party, at the expense of the Indemnifying Party, shall cooperate fully with the Indemnifying Party in the defense of all such claims. If the Indemnifying Party elects not to defend any such third-party claims, the Injured Party shall have no obligation to do so, but may settle or compromise any such third-party claim at the risk and expense of the Indemnifying Party. The Indemnifying Party will not, however, be responsible for any Losses if and to the extent that they arise from action taken or omitted to be taken by the Injured Party in bad faith, fraudulently or as a result of a breach of this Agreement by the Injured Party.

      Section 7.5. Survival of Representations and Warranties. All of the representations and warranties made by any Party in Article 3 shall survive the Closing.

      Section 7.6. Exclusive Remedy. In the absence of fraud or the intentional breach of this Agreement, the indemnification provisions set forth in this
Article 7 shall provide the exclusive remedy for breaches of any covenant, agreement, representation or warranty set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement.

                                   ARTICLE 8
                               GENERAL PROVISIONS

      Section 8.1. Expenses. Except as otherwise specified in this Agreement (including Article 7 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Further, Barington and Ramius agree to support any request JMI may make, and JMI agrees to support any request Barington and/or Ramius may make, for reimbursement from MM and/or LQ of certain legal fees incurred by JMI in connection with certain corporate governance matters referred to the Board of Directors of MM and LQ, respectively, up to a maximum of $10,000 and certain legal fees incurred by Barington and/or Ramius in connection with the same matter up to a maximum of $10,000, provided, however, that nothing in this Section 8.1 is intended to limit or restrict the ability of any Party hereto to seek indemnification from MM or LQ in his capacity as an officer and/or director of MM or LQ, respectively.

      Section 8.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by reputable overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

      (a) if to Barington or Mitarotonda, to

                       Barington Capital Group, L.P.
                       888 Seventh Avenue
                       New York, New York 10019
                       Attention: James A. Mitarotonda

                       with copy to:

                       Mintz, Levin, Cohn, Ferris,
                       Glovsky and Popeo, P.C.
                       Chrysler Center
                       666 Third Avenue
                       New York, New York 10017
                       Stephen J. Gulotta, Jr.

      (b) if to Ramius, to

                       Ramius Securities, LLC
                       Chrysler Center
                       666 Third Avenue
                       New York, New York 10017
                       Attention:

                       with a copy to:

                       Shapiro Mitchell Forman Allen & Miller LLP
                       380 Madison Avenue
                       New York, New York  10017
                       Attention: Robert W. Forman

      (c) if to JMI or Holtzman, to:

                       Jewelcor Management Inc.
                       100 North Wilkes-Barre Blvd.
                       Wilkes-Barre, Pennsylvania 18702
                       Attention: Seymour Holtzman

                       with a copy to:

                       Proskauer Rose LLP
                       1585 Broadway
                       New York, New York 10036-8299
                       Attention: Jack P. Jackson

      Section 8.3. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 8.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

      Section 8.5. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof.

      Section 8.6. Assignment. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties; provided, however, that any Party may assign all or any of its rights and obligations under this Agreement to one or more of its Affiliates, so long as the assigning Party agrees to continue to be bound by, and liable under, this Agreement.

      Section 8.7. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, along with its successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than any Person entitled to indemnification pursuant to Article 7.

      Section 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State. Each of the Parties hereby (i) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York in respect of any proceeding regarding the interpretation or enforcement of the provisions of this Agreement brought by any Party, and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that such Party is not subject personally to the jurisdiction of the above-named courts, that such Party's property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

      Section 8.9. Waiver Of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the Parties (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.9.

      Section 8.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      Section 8.11. Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      Section 8.12. Further Assurances. Except as otherwise expressly provided for herein, each Party agrees, at its own cost and expense, to execute and deliver, or cause to be executed and delivered, all such instruments, and to take, or cause to be taken, all such action, as any other Party may reasonably request to further perfect or reflect the transfer of the Securities hereunder or otherwise effectuate the intent and purposes of this Agreement.

      Section 8.13. Amendments; Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party. No waiver of any term or condition in this Agreement shall be valid unless in writing and signed by the Party against whom enforcement of such waiver is sought.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        JEWELCOR MANAGEMENT, INC.

                                        By: ____________________________________
                                             Name:
                                             Title:

                                            ____________________________________
                                             Seymour Holtzman


                                        BARINGTON CAPITAL GROUP, L.P.

                                        By: ____________________________________
                                             Name:
                                             Title:

                                            ____________________________________
                                             James A. Mitarotonda


                                        RAMIUS SECURITIES, LLC

                                        By: ____________________________________
                                             Name:
                                             Title:

                                        AGREED TO AS MEMBERS OF
                                        THE RAMIUS GROUP:

                                        PARCHE, LLC

                                        By: ____________________________________
                                             Name:
                                             Title:


                                        STARBOARD VALUE AND
                                        OPPORTUNITY FUND, LLC

                                        By: ____________________________________
                                             Name:
                                             Title:

Solely with respect to the Section
2.7 Voting Requirement, Section 4.1,
4.8 and 4.12, each of the
undersigned agrees to be bound by
the terms thereof to the same extent
as a Party:


___________________________________
             William Fox


___________________________________
            Jesse Choper


___________________________________
            Joseph Wright